Exhibit 99.1

Steven Roth

Chairman and Chief Executive Office

Vornado Realty Trust

888 Seventh Avenue

New York, New York 10019

Tel. 212 894-7000

Fax 212 894-7474

February 4, 2007

Board of Trustees
Equity Office Properties Trust
Two North Riverside Plaza, Suite 200
Chicago, Illinois  60606

Attention:                   Sam Zell
Chairman of the Board of Trustees

Dear Sam:

I am writing to provide you with an alternative proposal to consider alongside our existing binding and fully financed offer which remains open.

We have spent the last several days discussing with your advisors the concerns raised about our offer and possible solutions.

As we see it, your concerns are speed and certainty.  To address these, we propose to pay the full cash portion of our offer upfront and with certainty.  To do that, we would acquire EOP pursuant to an EOP Board of Trustees approved merger agreement that would require us to:

•                  commence an upfront  tender to buy up to 55% of EOP’s shares for $56.00 per share in cash, and

•                  complete a follow-on merger.

The tender offer would commence immediately after the preparation of pro formas — approximately three weeks after you sign the merger agreement — and would close 20 business days later.  As you know, there is no SEC pre-clearance or shareholder vote requirement for cash tender offers, so timing is short and certain.  We expect the merger would close about three and a half months after signing.

The tender offer would be for a minimum of 51% of your shares and would not be conditioned on a shareholder vote.  If the tender is oversubscribed, shares would be prorated and unpurchased shares would receive Vornado shares valued at $56.00 per EOP share in the follow-on merger.  If fewer than 51% of the shares are tendered, all of your shareholders would continue to have the right to receive $56.00 per share in cash and Vornado common shares in the merger.

In summary, the overall transaction would give your shareholders $56.00 per share, payable 55% in cash in an upfront tender offer and 45% in Vornado shares in a follow-on merger.

We believe this gives EOP shareholders the best of all worlds:

•                  Superior price

•                  Substantially shortened time for receiving a majority of the consideration

•                  Certainty

Sam, a word about the stock component.  You’ve been a leader in liquid real estate, putting real estate into the hands of the public market.  Our shareholders and yours overlap.  We are convinced a substantial number of your shareholders will want to participate in the merger and continue to hold shares in the combined company.

Our advisors will be communicating with yours to address the other more technical points you have raised.  In addition, we remain ready to clarify all aspects of our proposal and address any questions you may have.

Our lawyers have advised that due to the material nature of our proposal we are required by law and stock exchange rules to publicly disclose the contents of this letter.

I am very excited about the prospect of joining forces with EOP.

Very truly yours,

Vornado Realty Trust

By:	/s/ Steven Roth
Name: Steven Roth
Title: Chairman and Chief Executive Officer